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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 9, 2015
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Investigations Relating to Natural Gas Transmission

On April 9, 2015, the California Public Utilities Commission (“CPUC”) approved final decisions in the three investigations pending against Pacific Gas and Electric Company (“Utility”) relating to (1) the Utility’s safety recordkeeping for its natural gas transmission system, (2) the Utility’s operation of its natural gas transmission pipeline system in or near locations of higher population density, and (3) the Utility’s pipeline installation, integrity management, recordkeeping and other operational practices, and other events or courses of conduct that could have led to or contributed to the natural gas explosion that occurred in the City of San Bruno, California on September 9, 2010.  A decision was issued in each investigative proceeding to determine the violations that the Utility committed.  The CPUC also approved a fourth decision (the “Final Decision”) which imposes penalties on the Utility totalling $1.6 billion.  The Utility currently does not anticipate that it will appeal any of the decisions.

    The penalties, to be funded by shareholders, are comprised of: (1) a $300 million fine to be paid to the State General Fund, (2) a one-time $400 million bill credit to the Utility’s natural gas customers, (3) $850 million to fund future pipeline safety projects and programs, and (4) remedial measures that the CPUC estimates will cost the Utility at least $50 million.  The Final Decision requires that at least $688.5 million of the $850 million in shareholder funds be allocated to capital expenditures and that the Utility be precluded from including these capital costs in rate base.  The remainder will be allocated to safety-related expenses.  The CPUC will determine which safety projects and programs will be funded by shareholders in the Utility’s pending 2015 Gas Transmission and Storage (“GT&S”) rate case.  If the $850 million is not exhausted by designated safety-related projects and programs in the GT&S proceeding, the CPUC will identify additional projects in future proceedings to ensure that Utility shareholders ultimately spend the full $850 million.

In statements made at the CPUC meeting, the participating Commissioners indicated that they would inform state and federal tax authorities that the CPUC intended the shareholder-funded costs in the Final Decision to be characterized as penalties and not a “cost of doing business.”

PG&E Corporation’s and the Utility’s financial results for the quarter ended March 31, 2015 will reflect the impact of the Final Decision.  At December 31, 2014, PG&E Corporation’s and the Utility’s Consolidated Balance Sheets included an accrual of $200 million in other current liabilities for the minimum amount of fines deemed probable.

New Investigations and Comments

The Final Decision also states that, within 60 days after the decision becomes final, the CPUC will begin a new investigation to examine the allegations made by the City of San Bruno in July 2014 regarding improper communications between the Utility and the CPUC.  For more information about matters pertaining to ex parte communications, penalties imposed on the Utility for certain ex parte communications related to the 2015 GT&S rate case, and future potential enforcement action related to these matters, refer to PG&E Corporation’s and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2014.

In statements made at the CPUC meeting and in comments posted on the CPUC’s website, the President of the CPUC questioned whether the Utility has developed a safety culture that is effective throughout the organization and whether the CPUC’s theories of deterrence – its system of penalties and remedies – assure an effective safety culture in a utility.  He directed the CPUC to begin a new investigation to examine the Utility’s safety culture and practices, including whether they are effective and comprehensive across the organization, and whether there is sufficient accountability for safety results.  He also questioned whether the Utility “is too big to succeed” from a safety perspective, although he did not order the CPUC to begin a new investigation into this issue.  He stated that he intended to request the CPUC’s Legal Division to analyze and evaluate the CPUC’s policies regarding penalties and remedies, and make recommendations for adoption by the CPUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

Dated:           April 9, 2015